EXHIBIT 10.54

PURCHASE AND SALE AGREEMENT
FOR COMMERCIAL REAL ESTATE
BY AGREEMENT FOR WARRANTY DEED

THIS AGREEMENT, made and entered into this 11th of October, 2010, by and between WebMediaBrands, Inc. f/ka Jupitermedia Corporation, as Seller and Samaritan Ministries International, an Illinois not-for-profit corporation, as Purchaser.

WHEREAS, Seller is the owner of certain real property located in the City of Peoria, County of Peoria and State of Illinois with a common address of 6000 N. Forest Park Drive, Peoria, IL, together with all improvements located thereon and all rights and appurtenances thereunto appertaining ("Premises"), more particularly described in Exhibit "A" attached as a part of this Agreement; and

WHEREAS, Seller wishes to sell to Purchaser the Premises and Purchaser wishes to purchase from Seller the Premises, upon the terms and conditions hereinafter set forth,
NOW, THEREFORE, the parties agree as follows:

TABLE OF CONTENTS

ARTICLE I — PURCHASE PRICE

1.1 PURCHASE PRICE
1.2 EARNEST MONEY
1.3 AGREEMENT TO CONVEY
1.4 FIXTURES AND PERSONAL PROPERTY

ARTICLE II - TITLE

2.1 ZONING
2.2 SURVEY
2.3 TITLE COMMITMENT
2.4 PURCHASER'S OBJECTIONS

ARTICLE III  — ADDITIONAL CONDITIONS PRECEDENT

3.1 TESTS, STUDIES, AND INSPECTIONS
3.2 UTILITIES & BILLS\ENVIRONMENTAL STUDIES
3.3 WARRANTIES AND SERVICE AGREEMENTS
3.4 BOARD OF DIRECTORS APPROVAL
3.5 WOOD-INFESTATION REPORT

ARTICLE IV - REPRESENTATIONS

4.1 REPRESENTATIONS OF SELLER
4.2 CONDITION OF PREMISES
4.3 SURVIVAL OF REPRESENTATIONS, COVENANTS AND WARRANTIES

ARTICLE V - RISK OF LOSS

5.1 RISK OF LOSS

ARTICLE VI - CONDEMNATION

6.1 CONDEMNATION

ARTICLE VII - CLOSING

7.1 DATE OF CLOSING
7.2 SELLER'S OBLIGATIONS
7.3 PURCHASER'S OBLIGATIONS
7.4 CLOSING COSTS, ADJUSTMENT AND PRORATIONS
7.5 ESCROW AGREEMENT
7.6 UTILITIES

ARTICLE VIII - DEFAULT

8.1 DEFAULT

ARTICLE IX - SPECIAL AGREEMENT FOR WARRANTY DEED PROVISIONS

9.1 REAL ESTATE TAXES
9.2 INSURANCE
9.3 IMPROVEMENTS; LIENS
9.4 MORTGAGES
9.5 ADJUSTMENTS TO PRINCIPAL BALANCE 9.6 ASSIGNMENT

ARTICLE X - MISCELLANEOUS

10.1 SELLER'S INDEMNIFICATION
10.2 BROKERAGE COMMISSIONS
10.3 NOTICE AND APPROVAL
10.4 INTEGRATION
10.5 ADDITIONAL DOCUMENTATION
10.6 AMENDMENTS
10.7 COUNTERPARTS
10.8 GOVERNING LAW
10.9 SUCCESSORS
10.10 CAPTIONS
10.11 SURVIVAL
10.12 CALCULATION OF TIME
10.13 VENUE & JURISDICTION

EXHIBITS

A. LEGAL DESCRIPTION

B. PERSONEL PROPERTY INCLUDED IN SALE
C. PROPERTY SURVEY CHECKLIST
D. NON-FOREIGN AFFIDAVIT
E. SELLER'S CERTIFICATE
F. ESCROW AGREEMENT
G. AMORTIZATION SCHEDULE

ARTICLE I - PURCHASE PRICE

1.1 Purchase Price. The purchase price ("Purchase Price") for the Premises shall be One Million, Eight Hundred Thousand Dollars ($1,800,000.00), to be adjusted as set forth herein.

A. Time & Place

Purchaser shall pay $500,000 as set forth in section 1.2 of this Agreement, and Purchaser further agrees to pay to Seller at 50 Washington Street, 9th Floor, So. Norwalk, CT 06854, Attention: CFO, or at such other place as Seller may periodically designate in writing, the balance of $ 1.3 Million as follows: Nine Thousand Three Hundred Thirteen and 60/100 dollars ($ 9,313.60) or more per month, on the 1st day of each and every month hereinafter, with the first monthly payment due on December 1, 2010 and continuing until five (5) years after the Closing Date (as defined herein) at which time the entire balance of principal and interest shall be due and payable. See attached Exhibit G for an Amortization Schedule.

Interest on the balance shall commence on the Closing Date.

B. Interest & Prepayment

Monthly payments shall include both principal and interest with interest at the rate of six percent (6%) per annum, computed monthly on the remaining balance from time to time unpaid. Monthly payments shall be applied first to interest and the balance to principal. Purchaser shall have the privilege of prepayment at any time without penalty. Prepayments shall fulfill the monthly payment obligation to the extent made.

1.2 Earnest Money. Purchaser shall deliver to Maloof Commercial Real Estate, upon execution hereof by both parties, the sum of Five Hundred Thousand Dollars ($500,000.00) (hereinafter "Earnest Money"), which Earnest Money shall be applied to the Purchase Price at Closing (as hereinafter defined) or otherwise disbursed in accordance with the provisions of this Agreement.

1.3 Agreement to Convey. If Purchaser shall make the payments and perform the covenants of Purchaser hereinafter mentioned, Seller agrees to convey the Premises to Purchaser, in fee simple, subject to (a) lien of the real property taxes for subsequent years; (b) building and use restrictions and easements and covenants of record affecting the Premises; (c) the general exceptions contained in the Title Policy (as defined herein); (d) all zoning and building restrictions of any governmental body affecting the Premises but free and clear of all other encumbrances unless otherwise stated, by a recordable, Special Warranty Deed.

1.4 Fixtures And Personal Property. Seller shall convey all existing improvements and fixtures, including but not limited to all attached carpeting and other attached floor coverings, all attached cooling, heating, plumbing and electrical systems and all available screens, storm sashes and combination doors, window shades and blinds, awnings, sump pump, ceiling fans, water softener, built-in appliances and cabinets, planted vegetation, radiator covers, garage door openers and remote units, and security system. All included items shall be left on the Premises at Closing and are included in the Purchase Price. Any items of personal property shall be transferred to Purchaser by a bill of sale with warranty of title at Closing.

(a)	The following additional items are included in the sale and title shall pass at Closing: See Exhibit "B"

for which $100,000.00 of the Purchase Price is be allocated. Seller shall provide Purchaser with copies of all warranties and service agreements, if any, (including but not limited to the forklift, generators and UPS units) which relate to said items no later than fourteen (14) days after the signing of this Agreement.

(b)	The following items are retained by Seller and are excluded from this Agreement: None

1.5 Late Payments. The Purchaser further agrees that upon failure to make payments in a timely matter under the above paragraph A, Purchaser shall reimburse Seller for its inconvenience and expense with a late charge computed at three percent (3%) of the principal and interest payment then required, provided, however, that no late charge shall be assessed until the expiration of ten (10) calendar days after the payment due date provided above. This clause shall not be construed as a waiver by Seller of rights or remedies provided in Article VIII hereunder in the event of a default of any required payment. For purpose of this charge only, Purchaser shall be considered to have made payment the earlier of the date of the U.S. Postal Service postmark, or upon receipt — whichever is earlier. Calculation of interest shall be made upon date of actual receipt.

ARTICLE II — TITLE

2.1 Zoning. The Seller represents and warrants to Purchaser that the Premises are zoned 0.1, Arterial Office District, which zoning classification permits the use of the Premises for general use.

2.2 Survey. Within twenty one (21) days from the date hereof, Purchaser, at its sole cost and expense, may obtain a current certified survey ("Survey") of the Premises, in accordance with the "Survey Checklist" attached hereto and made a part hereof as Exhibit "C" and any other requirements of Purchaser or the Title Company {as hereinafter defined). If the legal description set forth in the Survey varies in any material respect from that attached hereto as Exhibit "A", then Purchaser, at is option, may terminate this Agreement, whereupon the Earnest Money paid by Purchaser shall be returned to Purchaser, and the parties hereto shall have no further obligations hereunder. In the event Purchaser elects not to terminate this Agreement, then the legal description from the Survey shall be substituted for Exhibit "A".

Seller agrees to immediately release to Purchaser any information or interest it may have in prior surveys or survey work.

2.3 Title Commitment. Within thirty (30) days from the date hereof, Seller, at its sole cost and expense, shall furnish to Purchaser a contract purchaser's title insurance commitment for (the "Title Commitment") issued by Chicago Title Insurance Company ("Title Company") for an Owner's Policy of Title Insurance (ALTA Form B 1970, Revised 1984)("Title Policy"), insuring good and marketable title to the Premises in Purchaser, in accordance with the terms of this Agreement. The Title Commitment shall list as exceptions, restrictions, encumbrances, reservations, liens and other matters including those shown on the Survey ("Exceptions"), affecting the Premises, and shall include legible copies of all instruments creating such Exceptions. Said Title Commitment shall state that all standard exceptions shall be deleted in the Title Policy.

2.4 Purchaser's Objections. Purchaser shall have seven (7) business days after the later to occur of (i) execution of this Agreement or (ii) receipt of all of the following: (a) the Title Commitment, (b) the Survey, and (c) legible copies of all liens and encumbrances enumerated in the Title Commitment, to notify Seller of any Exceptions in the Title Commitment or any matter disclosed by the Survey which makes the Premises unsuitable for Purchaser's purposes, in Purchaser's sole reasonable judgment ("Title Objections").

Seller thereupon shall have seven (7) business days within which to cause such Title Objections to be removed from the Title Commitment or cause the matters reflected on the Survey to be removed, as the case may be ("Cure"). In the event that Seller is unable or unwilling to effect such Cure, then Purchaser, at its option, may select (i) to terminate this Agreement, whereupon the Earnest Money paid by Purchaser shall be returned to Purchaser, and the parties hereto shall have no further obligations hereunder, or (ii) to waive such Title Objections and to proceed to Closing as set forth in Article VII hereof. All Exceptions approved by Purchaser or Title Objections subsequently waived in writing shall hereinafter be deemed to be "Permitted Exceptions".

ARTICLE III - ADDITIONAL CONDITIONS PRECEDENT

3.1 Tests, Studies, and Inspections. Purchaser shall have forty (40) days from the date hereof within which to conduct such tests, studies/ inspections and other examinations (collectively "Examinations") as it may elect in its sole judgment, to determine the suitability of the Premises for Purchaser's purposes. Such Examinations may include, but shall not be limited to, soil tests, borings, engineering studies, environmental studies, feasibility studies, topographical surveys, drainage plans, marketing studies, financial studies, utility availability investigations, and ability to obtain building permits and other required permits or licenses.

If the Examinations disclose matters which make the Premises unsuitable for Purchaser's purposes, in Purchaser's sole judgment, then Purchaser may terminate this Agreement by giving written notice within such forty (40) day period to Seller, in which event the Earnest Money paid by Purchaser shall be returned to Purchaser, and the parties hereto shall have no further obligations hereunder.

During such forty (40) day period, Purchaser and Purchaser's agents, employees and contractors shall have the right to enter upon the Premises at all reasonable times to conduct the Examinations. Purchaser agrees that the Examinations shall be conducted and performed by the Purchaser and Purchaser's agents and representatives in a good and workmanlike manner and Purchaser shall be solely responsible for the prompt payment of all costs and expenses incurred in connection therewith. Purchaser shall provide Seller with not less than twenty-four (24) hours prior notice of the commencement of the Examinations and Seller or Seller's representative shall have the right to accompany the Purchaser or Purchaser's agents or representatives conducting the Examinations. Purchaser shall, at Purchaser's sole cost and expense, restore the Premises, as reasonably practicable, to its condition prior to the conduct of the Examinations. Purchaser shall indemnify and save Seller harmless against and from any and all liability, loss, cost damage and expense, including, without limitation, personal injury and death (including, without limitation, reasonable attorneys' fees, costs and disbursements incurred in enforcement of this indemnity) arising from the Examinations. This indemnification shall survive the termination of this Agreement until the expiration of any applicable statute of limitations. Other than to legal counsel and Purchaser's agents and representatives, Purchaser agrees not to disclose the results of the Examinations, without the Seller's consent, which consent by Seller shall not be unreasonably withheld, except Purchaser and Purchaser's agents and representatives may disclose such results if required to do so by applicable laws. Seller acknowledges, and Purchaser agrees, that during the foregoing period, Seller will have complete control of the Premises and Purchaser will have only the rights with respect thereto specifically set forth in this Agreement.

3.2 Utilities & Bills\Environmental Studies. Seller shall provide Purchaser with, or give Purchaser access to copies of its utility bills for the Premises for the year 2009 through the present date within thirty (30) days of the signing of this Agreement.

Seller shall provide Purchaser with copies of any environmental/contaminants studies or investigations of the Premises in its possession or control within ten (10) days of signing this Agreement.

3.3 Warranties & Service Agreements. Seller shall provide Purchaser with copies of all warranties and services agreements, if any, which relate to the Premises (including, but not limited to the roof and elevator) no later than fourteen (14) days after the signing of this Agreement.

3.4 Board of Directors Approval. This Agreement is subject to the approval of the Purchaser's Board of Directors at a specially called meeting for such purpose. Such a special meeting shall be held within forty (40) days from the date of the signing of this Agreement. If the Purchaser's Board of Directors fails to approve of this Agreement at a special meeting held for that purpose within said time period, and if Purchaser notifies Seller within three (3) business days after such failure to approve this Agreement by giving written notice within such three (3) business days to Seller, then the Earnest Money paid by Purchaser shall be returned to Purchaser, and the parties hereto shall have no further obligations hereunder. If Purchaser fails to notify Seller as above provided, then this condition precedent shall be deemed to have been satisfied.

3.5 Wood-Infestation Report. At least five (5) but no more than thirty (30) calendar days prior to Closing, Purchaser shall, at Purchaser's expense, obtain a written report from a pest control firm certifying to Purchaser (with a copy provided to Seller prior to closing) that the Premises have been inspected within such period for termite and other wood-destroying insect infestation. For purposes hereof, Premises shall include all improvements on the Premises. If active infestation is found anywhere on the Premises, all portions of the Premises recommended by the inspection firm shall be treated by a reputable company of Seller's choice at Seller's expense. Any other or further treatment, except as set forth by the foregoing, shall be at the expense of Purchaser. If structural damage due to prior or existing infestation is found, Seller shall have the option of correcting the structural damage or returning the Earnest Money to Purchaser and terminating this Agreement and the parties hereto shall have no further obligations hereunder unless Purchaser chooses to waive such repairs and accept the Premises in its existing condition. Seller shall not be responsible for termite or other wood boring insect infestation or damage beyond Closing. Purchaser must give written notice to Seller of infestation and damage no later than Closing. Failure to give written notice no later than the Closing Date shall constitute a waiver of any claim against Seller under this paragraph.

ARTICLE IV- REPRESENTATIONS

4.1 Representations of Seller. Seller represents and warrants to Purchaser that the following statements are true as of the date hereof and shall continue to be true on the Closing Date, (as hereinafter defined):

(i) Seller has good and marketable fee simple absolute title to the Premises.

(ii) There is no pending or contemplated claim, litigation, condemnation, administrative action or other legal proceeding involving or affecting any portion of the Premises.

(iii) There is no oral or written lease, agreement or contract in any way affecting or related to the Premises.

(iv) No default exists under any agreement which in any way affects the Premises.

(v) Both Seller and the individual executing this Agreement on behalf of Seller have the full right, power and authority to enter into this Agreement and to cause the same to create a legal and binding obligation of Seller.

(vi) To the best of Seller's knowledge, there is no violation of any applicable building code, zoning code or environmental or other law or regulation affecting the Premises.

(vii) To the best of the Seller's knowledge, no portion of the Premises or any property adjoining or in the immediate vicinity of the Premises heretofore has been used as a site for the dumping of hazardous waste or other toxic materials, and

Seller has conducted all lawfully required tests, studies and questionnaires as are necessary in order to determine that all laws, governmental standards and regulations applicable to the Premises of occupational health and safety, hazardous waste and substances and environmental matters have been and currently are being complied with. Seller hereby agrees to indemnify and save harmless Purchaser from and against all costs, claims, expenses or damages including reasonable attorneys fees and costs of suit, related to the failure of the aforementioned representation to be true, including, but not limited to, liability imposed under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

(viii) To the best of Seller's knowledge no materials, elements, compounds or solutions damaging to public health or the environment, or constituting or classified as either hazardous substances, water pollutants, or contaminants under the "Comprehensive Environmental Response, Compensation, and Liability Act of 1980," as amended, the regulations promulgated pursuant thereto or any other federal or state environmental laws administered by the Environmental Protection agency, the state of Illinois or any other governmental authority, have been deposited, placed, stored, disposed of or otherwise located on the Premises.

(ix) To the best of the Seller's knowledge, no underground tanks, whether utilized with respect to the storage of petroleum products or other hazardous substances, are currently, and not have been previously situated on the Premises; and

(x) To the best of the Seller's knowledge, the Premises has not been operated as a hazardous waste disposal site or a sanitary landfill nor used in any manner so as to subject the Premises to any federal or state environmental controls.

(xi) The Premises has unrestricted access to Gardner Lane, which is a dedicated public street that has been accepted by the governmental authority having jurisdiction.

(xii) The Premises are not under a tax reduction program or any other classification that lessens or reduces the real estate tax obligations in any manner and that has caused or may cause an increase in present or future real estate taxes on the Premises as a result of the tax savings or deferrals received in prior years.

(xiii) To the best of the Seller's knowledge no portion of the Premises is located within any state or federally protected "wetlands" (as such term is defined in applicable or federal legislation).

4.2 Condition of Premises. Purchaser is buying the Premises in "as-is" condition as of Purchaser's final inspection prior to execution of this Agreement, except Seller warrants the plumbing, well and septic systems (if any), heating, electrical and air conditioning systems, and all appliances included as part of the Purchase Price to be in reasonable working order on the Closing Date. "Reasonable working order" means the item performs its intended purpose, does not pose a significant health hazard and is not in violation of any applicable building or health codes.

4.3 Survival of Representations, Covenants and Warranties. Representations, covenants and warranties set forth in this Article IV shall be continuing and shall survive the Closing for a period of two (2) years or until Purchaser's payment of the balance due under Section 1.1, whichever is shorter, and shall not be affected by any investigation, verification or approval by any party hereto or by anyone on behalf of any party hereto. Seller's and Purchaser's obligation to provide indemnity under this Agreement for breach of sections 4.1 and 4.5 respectively, shall be limited to fifty percent (50%) of the amount of the Purchase Price.

4.4 Seller's Knowledge. As used herein, Seller's knowledge, or any similar phrase means the knowledge of the following person: Alan Meckler, the Chairman and Chief Executive Officer of the Seller. The foregoing individual shall be deemed to have "knowledge" of a particular fact or matter if such individual is actually aware of such fact or matter, or if such individual's duties would, in the normal course of the Seller's affairs, result in such individual having knowledge of such fact or matters.

4.5 Representations of Purchaser. Purchaser represents and warrants to Seller that the following statements are true as of the date hereof and shall continue to be true on the Closing Date, (as hereinafter defined):

(i) Both Purchaser and the individual executing this Agreement on behalf of Purchaser have the full right, power and authority to enter into this Agreement and to cause the same to create a legal and binding obligation of Purchaser.

(ii) Purchaser has been duly incorporated and/or organized in and is now a validly existing not for profit corporation and is in good standing under the laws of the State of Illinois.

(iii) To the best of Purchaser' knowledge and belief, there is no suit, cause of action, proceeding, unpaid judgment or investigation pending or threatened against Purchaser which would affect the validity of this Agreement.

(iv) The execution and performance of this Agreement will not result in any breach or constitute a default under: (i) any charter, bylaw, agreement, or other document to or by which Purchaser is a party or is bound; or (ii) any decree, order, or rule of any court or governmental authority which is binding on Purchaser.

(v) Purchaser has not committed nor obligated itself or Seller to the payment of any broker's or finder's fee or commission in connection with the transaction contemplated by this Agreement.

(vi) In the event of the breach of any warranty or representation made, in this Section 4.5, by Purchaser, Purchaser shall and does hereby agree, warrant and covenant to indemnify and hold Seller harmless from and against all losses, damages, liabilities, costs, expenses (including reasonable attorneys' fees), and charges which Seller may incur or to which Seller may become subject as a direct or indirect consequence of such breach.

ARTICLE V RISK OF LOSS

5.1 Risk of Loss. If prior to Closing the Premises or any material portion thereof are materially damaged by casualty, force majeure or other cause, and cannot be repaired within thirty (30) days, then Purchaser, may terminate this Agreement, whereupon the Earnest Money paid by Purchaser shall be returned to Purchaser and the parties hereto shall have no further obligations hereunder.

ARTICLE VI — CONDEMNATION

6.1 Condemnation. In the event that condemnation proceedings are commenced or Purchaser has reasonable cause to believe that such proceedings hereafter may be commenced, then Purchaser may elect to terminate this Agreement by giving written notice to Seller, whereupon the Earnest Money paid by Purchaser shall be returned to Purchaser and the parties hereto shall have no further obligations hereunder.

ARTICLE VII — CLOSING

7.1 Date of Closing. The Closing shall occur at the office of the Purchaser's attorney on a date and at a time selected by Purchaser, on or before forty five (45) days from the date of this Agreement (the "Closing Date"). Purchaser shall notify Seller of the actual date set for Closing no later than seven (7) days prior to the Closing Date. Seller shall provide Purchaser with all documents required under this Agreement to be executed or submitted at Closing for review at least three (3) business days prior to the scheduled Closing Date.

7.2 Seller's Obligations. At Closing, Seller shall deliver the following:

(i) Evidence satisfactory to Purchaser that the Title Company, within twenty (20) days of Closing will issue a Contract Purchaser's Policy of Title Insurance with all standard exceptions deleted and all affirmative coverages required by Purchaser in the amount of the Purchase Price, insuring good and marketable fee simple absolute title to the Premises in Purchaser, and insuring all rights, easements and privileges appurtenant to the Premises free and clear of all liens, encumbrances, restrictions, easements, reservations and other matters, except for the Permitted Exceptions.

(ii) A special warranty deed ("deed"), in form and substance acceptable to Purchaser, fully executed and acknowledged by Seller, and in proper form for recording, conveying the Premises to Purchaser in fee simple absolute, free and clear of all easements, restrictions, conditions, reservations, liens or other encumbrances other than the Permitted Exceptions, for deposit in escrow as provided in Par. 7.5.

(iii) A "Non-Foreign Affidavit," in the same form as that attached hereto as Exhibit "D", certifying that Seller is not a "foreign person" as such term is defined in the applicable statutes.

(iv) Seller's Certificate, executed and acknowledged in recordable form, confirming the truth and accuracy of the representations, warranties, and covenants of Seller contained in Section 2.1 and Article IV hereof as well as other agreements set forth herein as of the Closing Date, in the same form as that attached hereto as Exhibit "E".

(v) Complete and exclusive possession of the Premises to Purchaser.

(vi) Such affidavits as are required by the Title Company to satisfy all affirmative coverages deemed necessary by Purchaser and for the elimination of any standard or printed exceptions in Purchaser's Owner's Policy of Title Insurance, including, without limitation, the exception for unfiled mechanic's liens, parties in possession and unrecorded easements.

(vii) If the Seller is a corporation, a corporate resolution attested by the Secretary authorizing the sale of the Premises and who may sign on behalf of the corporation.

(viii) Memorandum of Agreement which may be recorded by Purchaser at its cost with the County Recorder to memorialize this Agreement for the public record.

(ix) A Bill of Sale for all of the items listed in Exhibit B and all other personal property of Sellers on the Premises at the time of closing.

(x) An assignment for all transferable warranties and service agreements related to the Premises and the personal property listed in Exhibit B.

(xi) State of Illinois PTAX form, and City of Peoria Transfer Tax form and Zoning Certificate for deposit in Escrow pursuant to Par. 7.5.

(xii) Such other documents as may be necessary or desirable to consummate the purchase and sale contemplated in this Agreement.

7.3 Purchaser's Obligations. Provided that all conditions precedent to Closing set forth herein have been satisfied, and further provided that Seller has delivered all items required by it to be delivered, and the Title Company has committed to deliver the title policy in accordance with Section 7.2(i) hereof, then Purchaser shall deliver to the Seller, at closing:

(i)	The Earnest Money adjusted in accordance with the terms of this Agreement.
(ii)	A quitclaim deed releasing Purchaser's interest in the premises to Seller for deposit in escrow as provided in Par. 7.5.
(iii)	A receipt and any other appropriate documentation of Seller's gift to Purchaser of the difference between the Purchase Price and the value for charitable deduction purposes.

7.4 Closing Costs, Adjustment and Prorations. Ad valorem taxes and general assessments relating to the Premises for the year of Closing shall be prorated between Seller and Purchaser as of the Closing Date, and paid as provided in Par. 9.1. All transfer taxes, title insurance premiums, title examination charges and related attorneys' fees, if any, escrow charges, recording costs other than for recordation of the deed and memorandum of agreement, special assessments and other costs of Closing shall be borne by Seller. The cost of recording the deed and memorandum of agreement shall be borne by Purchaser. Each party shall be responsible for its own attorneys' fees.

The transfer taxes may be deducted by Purchaser from the last payment due under this Agreement.

7.5 Escrow Agreement. This Agreement is subject to all of the terms and conditions of a certain Escrow Agreement attached hereto and made a part of this Agreement for Warranty Deed, as Exhibit F, which the parties agree to execute at closing. At Closing Seller agrees to provide a fully executed special warranty deed, and Purchaser agrees to provide a fully executed quitclaim deed to the Escrow agent provided for in the Escrow Agreement.

7.6 Utilities. If any utilities servicing the Premises are being used at the time of Closing, Seller shall cause same to be transferred to Purchaser's account at Closing. Seller shall be responsible for payment of all utility charges for the Premises up to and through Closing, and Purchaser shall be responsible for payment of all utility charges for the Premises after Closing.

ARTICLE VIII — DEFAULT

8.1 Default. If Seller fails to perform in accordance with the terms of this Agreement, or if any material representation or warranty made by Seller herein shall be untrue upon execution hereof or on the Closing Date, then Purchaser, in addition to all other remedies available to it at law or in equity, may rescind this Agreement and may receive back the Earnest Money paid by Purchaser under this Agreement.

If Purchaser fails to perform its obligations hereunder, other than for the payments required to be made pursuant to section 1.1 of this Agreement, which failure continues for thirty (30) days after Purchaser's receipt of prior written notice of its default hereunder, or if Purchaser fails to make the payments required to be made pursuant to section 1.1 of this Agreement which failure continues for ten (10) days after Purchaser's receipt of prior written notice of its default hereunder, and if such failure is not caused, in whole or in part, by the acts or omissions of Seller, then Seller, as its sole and exclusive remedy, either at law or in equity, may terminate this Agreement and retain the Earnest Money, and all payments made under this Agreement by Purchaser shall be forfeited as liquidated damages and not as a penalty, and Seller may reenter and take possession of the Premises, whereupon the parties hereto shall have no further obligations hereunder. The parties hereto hereby agree that, without resale, Seller's damages will be difficult to ascertain and that the liquidated damages payable to
Seller as described in the preceding sentence constitute a reasonable estimation of such damages. Seller further acknowledges that it is providing financing for this purchase on a non-recourse basis.

ARTICLE IX — SPECIAL AGREEMENT FOR WARRANTY DEED PROVISIONS

9.1 Real Estate Taxes. Purchaser agrees to pay all real estate taxes and assessments that may be legally levied upon the Premises subsequent to the date of possession. The 2010 real estate taxes shall be prorated as of the date of possession and paid when due by Seller and Purchaser according to their respective prorations. Purchaser shall provide Seller with proof of the payment of the taxes when paid. Any refund of real estate taxes for a period prior to the Closing Date shall belong to the Seller.

9.2 Insurance. Purchaser assumes all risk and responsibility for any accident, injury or damages to persons or property, as to themselves or others, on or about the Premises occurring subsequent to the date of possession and agrees to hold Seller harmless from any and all liability therefrom, including reasonable attorney's fees and court costs. Purchaser shall at all times during the term of this Agreement:

A. Keep the improvements on the Premises constantly insured by an insurance company or companies licensed to do business in the State of Illinois against loss by fire with extended coverage for a sum not less than its full insurable value, loss, if any, to be payable to the parties to this Agreement and any mortgagee as their respective interest may appear. At the option of Purchaser, such proceeds shall be applied to the repair or replacement of the Premises; any proceeds not so used shall be applied on the balance due hereunder.

B. Obtain and keep in effect public liability insurance, naming the Seller and any mortgagee as additional insureds with a company or companies licensed to do business at the State of Illinois in an amount not less than $ 1,000,000 for injuries arising out of one accident and $ 1,000,000 for property damage.

Copies of the insurance policy or policies shall be deposited with Seller together with proof of payment of the premiums thereon when due.

9.3 Improvements/Liens. Except for new carpet, painting or installation of electronics upon Purchaser moving into the Premises, Purchaser shall make no improvements on the Premises exceeding the sum of $100,000 in any one year, nor make any structural modifications or remove any improvements from the Premises without the written consent of Seller, which consent shall not be unreasonably withheld. Purchaser shall maintain the Premises in as good condition as on date of possession, ordinary wear and tear excepted. After the Closing, Purchaser shall be responsible for, and pay for, all damages and repairs to the Premises. Purchaser shall keep the Premises free and clear of all liens or claims for lien of any nature unless Purchaser in good faith contests same, in which event Purchaser shall, at Seller's request, furnish a bond satisfactory to Seller to indemnify Seller from all loss or expense by reason thereof.

9.4 Mortgages. Seller shall not permit the Premises to be encumbered by mortgages or liens which in the aggregate total a sum in excess of the balance due hereunder at any time. Also, Seller's payments each month on such mortgages or liens shall not exceed Purchaser's monthly payment hereunder. In the event Seller desires to encumber the Premises up to such amount, Purchaser agrees to execute any and all necessary documents to effectuate same provided that such actions by Purchaser do not obligate Purchaser on any indebtedness or obligations of Seller. In the event that Seller should default in the payments on any such mortgage, special assessment, lien, obligation or encumbrance not expressly assumed by Purchaser, Purchaser shall have the right to make payments to such lienor, obligor or encumbrancer and take credit therefor on this Agreement. Purchaser shall have the right to proof of the balance of any such mortgage at all reasonable times.

9.5 Adjustments to Principal Balance. Purchaser agrees that any attorney's fees, Court costs, expenses, delinquent real estate taxes or assessments or other liens paid by Seller for which Purchaser is liable shall be added to the principal due hereunder and interest computed thereon at the rate previously stated. Such items shall become due and payable upon Seller's demand. Any such items properly the liability of Seller, paid by Purchaser, shall reduce the principal balance due hereunder, or, at Purchaser's option, such payments may be used to set off the monthly obligations hereunder as they become due.

9.6 Assignment. Purchaser shall have no right to sell, contract to sell, transfer, convey or assign its interest or any part thereof under this Agreement or the Premises herein described without the written consent of Seller, which consent shall not be unreasonable withheld. Seller may assign this Agreement without Purchaser's consent.

ARTICLE X — MISCELLANEOUS

10.1 Indemnification. Seller hereby agrees to indemnify and save harmless Purchaser from and against all costs, claims, expenses, or damages, including reasonable attorneys' fees arising out of or related to ownership, possession or use of the Premises up through and including Closing or arising from a breach of Seller's representations, covenants and warranties hereunder. Purchaser hereby agrees to indemnify and save harmless Seller from and against all costs, claims, expenses, or damages, including reasonable attorneys' fees arising out of or related to ownership, possession or use of the Premises after the Closing or arising from a breach of Purchaser's representations, covenants and warranties hereunder.

10.2 Brokerage Commissions.

Seller is responsible for any real estate broker's, finder's or other fee or commission being due or payable in connection with this transaction to Maloof Commercial Real Estate. Seller shall indemnify and save harmless Purchaser from and against all costs, claims, expenses or damages, including reasonable attorneys' fees, resulting from or related to any brokerage commission due or alleged to be due to Maloof Commercial Real Estate. Seller represents and warrants to Purchaser that Seller has not committed nor obligated itself or Purchaser to the payment of any broker's or finder's fee or commission in connection with the transaction contemplated by this Agreement, other than to Maloof Commercial Real Estate. This obligation to indemnify shall survive the expiration, consummation or earlier termination of this Agreement.

10.3 Notice and Approval. All notices required or permitted to be given hereunder shall be in writing and shall be delivered to the parties at the following addresses:

If to Seller:	WebMediaBrands, Inc f/k/a Jupitermedia Corporation 50 Washington Street 9th Floor So. Norwalk, CT 06854 Attn: General Counsel

With a copy to:	Heyl, Royster, Voelker & Allen 124 S.W. Adams, Suite 600 Peoria, IL 61602

If to Purchaser:	Samaritan Ministries Internjational 2400 Altorfer Drive Peoria, IL 61615

With a copy to:	J. Brian Heller, P.C. P.O. Box 213 Washington, IL 61571

Notice shall be deemed to be served upon deposit in an office of the United States Postal Service, or successor governmental agency, registered or certified mail, return receipt requested, or upon receipt by a reputable overnight courier service (such as Airborne Express or Federal Express), receipt requested.

10.4 Integration. This Agreement constitutes the entire agreement between the parties related to the purchase and sale of the Premises and shall be deemed to be a full, final and completed integration of all prior or contemporaneous understandings or agreements between the parties related thereto.

10.5 Additional Documentation. Seller and Purchaser shall execute such additional documentation as reasonably may be required to effectuate this Agreement.

10.6 Amendments. This Agreement may be amended or supplemented only by a written instrument signed by both parties hereto.

10.7 Counterparts. This Agreement may be executed in any number of identical counterparts each of which shall be considered an original, but together shall constitute but one and the same agreement.

10.8 Governing Law. This Agreement shall be governed by and all disputes related hereto shall be determined in accordance with the laws of the State of Illinois.

10.9 Successors. This Agreement shall be binding upon the parties hereto, their respective heirs, administrators, personal representatives, successors and permitted assigns.

10.10 Captions. The captions or section headings are for convenience and ease of reference only and shall not be construed to limit, modify or alter the terms of this Agreement.

10.11 Survival. The representations, warranties and agreements set forth herein, other than the representations, warranties, covenants and agreements contained in Article IV of this Agreement, shall survive the Closing for a period of five (5) years or until the Purchaser has paid the balance due under Section 1.1, whichever is shorter.

10.12 Calculation of Time. In the event the final date of any time period which is set out in any provision of this Agreement falls on a Saturday, Sunday or legal holiday, in such event, such time period shall be extended to the next regular business day.

10.13 Venue & Jurisdiction. The sole jurisdiction and venue for any matter arising under or related to this agreement shall be any state or federal court located in Peoria County, Illinois.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and the year first above written.

WebMediaBrands, Inc f/k/a Jupitermedia Corporation

SELLER

By:  /s/ Mitchell S. Eisenberg
Its Executive Vice President
General Counsel

Samaritan Ministries International

PURCHASER

By    Ted A. Pittenger
Its President

EXHIBIT "A"

LEGAL DESCRIPTION AND SURVEY

A part of the S 1/2 of Sec. 15, T9N, R8E of the 4th P.M., more particularly described as follows: Commencing at the Center of said Section 15 as the Point of Beginning of the Tract to be described; thence S 88 degrees 43 minutes E along the North line of the SE 1/4 of said Section 15, distance of 163 feet; thence South 43 degrees 43 minutes East, a distance of 176.78 feet; thence South 1 degree 17 minutes West, a distance of 187 feet; thence South 50 degrees 14 minutes 44 seconds West, a distance of 129.75 feet; thence South 0 degrees 19 minutes 05 seconds West, a distance of 573.0 feet to a point on the North. Right-of-way line of Gardner Lane; thence North 89 degrees 01 minutes 15 seconds West along the North Right-of-way line of Gardner Lane, a distance of 177.95 feet; thence North 0 degrees 19 minutes 05 seconds East, a distance of 205.86 feet; thence North 89 degrees 20 minutes 10 seconds West, a distance of 20 feet; thence North 0 degrees 24 minutes 08 seconds East, a distance of 409 feet; thence North 63 degrees 52 minutes 25 seconds West, a distance of 354.73 feet; thence North 1 degree 14 minutes East, a distance of 208 feet to a point on the North line of the Southwest 1/4 of said Section 15; thence South 88 degrees 46 minutes East, along the North line of the Southwest 1/4 of Section 15, a distance of 330 feet to the Point of Beginning, situate, lying and being in the County of Peoria and State of Illinois;

The above described tract of land also being subject to an easement for the purpose of Ingress and Egress for the benefit of the property owner adjacent to the West side of the above described tract of land and which said easement is to be over, across and through the West 25 feet of the South 565.86 feet of the above described tract of land.

Also, subject to restrictions, reservations, easements of record.

6000 North Forest Park Drive Peoria, IL 61614

AND

A part of the SE 1/4 of Section 15, T. 9 N., R. 8 E. of the 4th P.M., being more particularly described as follows:

Commencing at the Center of said Sec. 15; thence S 88 degrees 43 minutes E along the North line of the SE 1/4 of said Sec. 15, a distance of 163.00 feet to the Point of Beginning of the tract to be described; thence continuing S 88 degrees 43 minutes E along the North line of the SE 1/4 of said Sec. 15, a distance of 271.28 feet; thence S 0 degrees 00 minutes, a distance of 968.99 feet to a point on the North R.O.W. line of Gardner Lane; thence N 89 degrees 01 minutes 15 seconds W along the North R.O.W. line of Gardner Lane, a distance of 256.20 feet; thence N 0 degrees 19 minutes 05 seconds E, a distance of 573.00 feet; thence N 50 degrees 14 minutes 44 seconds E, a distance of 129.75 feet; thence N 1 degrees 17 minutes E, a distance of 187.00 feet; thence N 43 degrees 43 minutes W, a distance of 176.78 feet to the Point of Beginning, containing 4.994 acres, situate, lying and being in the County of Peoria and State of Illinois. Subject to zoning, restrictions, reservations, and easement of record.

EXHIBIT "B"

Room # where items located on 9113/10/per the attached floor plan 102: Conference table, picture, books (optional), electric heater

101: Desk, 2 chairs, floor cabinet, 3 pictures on wall

141: Table

129: Bookshelf

141: Filing Cabinet

140: Shop Vac, Tile Cleaner, Vacuum, Sawhorse, Cables

124: Garbage Can

122: Doors, Coat Rack

113: 9 Metal Shelves, 2 Metal Cabinets

112: Forklift and Charger

107: Drawing of Building, 2 desks, Table

105: 2 Desks, 3 Chairs 304: ConferenceTable 315: Server Storage Unit

112: Lawn mower(s) and other outside maintenance equipment

112: Bags of De-ice

Small Tools

Two Caterpillar back up generators

Two Uninterupted Power Source Units for computers.

EXHIBIT "C"

PROPERTY SURVEY CHECKLIST

1.	The address of the Premises.

2.
The exact metes and bounds legal description of the Premises, including all reference calls to the point of beginning, along the perimeter of the Premises shown in the survey. In addition, provide a separate statement of the metes and bounds legal description of the Premises which must be free of qualifications (i.e., subject to all unrecorded or recorded instruments).

3.	The name, right of way line and width of each abutting street. If the Premises abut a street, the corresponding boundary line of the Premises must be shown as the right-of-way line.

4.	The square footage and acreage of the Premises.

5.	The north arrow and scale.

6.	The location and dimension of the buildings and other improvements on the Premises.

7.
The location and dimension of any encroachment on the Premises from improvements located on adjoining property, or any encroachment on adjoining property from improvements located on the Premises. If an encroachment is permitted by a recorded instrument, the deed book and page number of the instrument must be referenced where the encroachment is shown in the survey.

8.
The location and identification, including the deed book and page number reference, of all title encumbrances which may be shown on the survey (i.e., rights of way, utilities, sign easements, and restrictions). In the event that a recorded instrument contains a legal description of the encumbrance (i.e., easement area and building line restriction area), the legal description must be shown in the survey.

9.	The location and dimension of all rights of way, utilities and other physical encroachments on the Premises which are not covered by a written instrument.

10.	The building set back lines and type of zoning.

11.	The location and dimensions of all parking lots and parking facilities located on the Premises.

12.
The survey must contain the following certification, without qualification:
The undersigned, as of this ___ day of , 2010, certifies to_________, and _________(insert title insurer) that he is a duly registered surveyor in the State of Illinois; this survey is made in accordance with the standards established by the American Title Association of the State of Illinois; the information, courses and distances shown herein are correct; this survey accurately shows the location and dimensions of all buildings, utilities and other improvements situated on the Premises; the Premises do not lie within the flood hazard areas in accordance with the document entitled "Department of Housing and Urban Development Insurance Administration-Special Flood hazard Area Maps"; the Premises are contiguous with the public dedicated rights of way of the City of Peoria and there are no gaps, strips or gores between the Premises and said rights-of-way; the Premises are zoned 0-1; and there are no easements or rights-of-way encumbering the Premises, encroachments of buildings or other improvements from adjoining property onto the Premises, or encroachments of buildings or other improvements from the Premises onto adjoining property, other than as shown herein.

EXHIBIT "D"

NON-FOREIGN AFFIDAVIT

STATE OF ILLINOIS)
                                    )SS.
COUNTY OF TAZEWELL )

Before me, the undersigned authority, personally appeared, who, being by me first duly sworn on oath, deposed and said:

(1) That Affiant is Web Media Brands, Inc. f/k/a Jupitermedia Corporation (the "Seller") and makes this Affidavit based upon personal knowledge of the facts as stated herein.

(2) Under penalty of perjury, the Affiant represent and warrant that said Affiant (including all limited and general partners thereof), is not a foreign corporation, non-resident alien, foreign partnership, foreign trust or foreign estate and is not otherwise included within the term "foreign person" as defined in the Foreign Investment in Real Property Tax Act ("FIRPTA") promulgated by the Congress of the United States of America (as codified in Section 1445 of the Internal Revenue Code, as supplemented in the rules and regulations pertaining thereto), that _______________, Federal Employer's Identification Number is _____________  and that the registered address of the corporation is _______________________________________ The foregoing representation and warranty are made in order to induce
("Purchaser") to refrain from withholding a portion of the purchase price in connection with Purchaser's acquisition of the real property legally described in Exhibit "A" attached hereto as provided for by FIRPTA. The Affiant understands that the foregoing information may be disclosed to the Internal Revenue Service and that any false statement may be punishable by fine, imprisonment or both.

FURTHER AFFIANT SAYETH NAUGHT

Signed, sealed and delivered in the presence of:

WebMediaBrands, Inc f/k/a Jupitermedia Corporation By Its President

ATTEST:
________________________
Secretary

Sworn to and subscribed before me this
____ day of _______, 2010, by
________________________

______________________________
Notary Public

Exhibit E
Seller's Certificate

I, __________________________ hereby certify and confirm that the representations, warranties and covenants made by me, as set forth in Article II, at Section 2.1 and Article IV, at Section 4.1 and elsewhere in that certain Purchase and Sale Agreement ("Agreement") make and entered into on the _____ day of _________________, 2010, by and between _________________________, as Seller, and ______________________, as Purchaser, are true and accurate on this _____ day of ____________________, 2010, and shall survive the closing date.

WebMediaBrands, Inc f/k/a Jupitermedia Corporation _______________________________ Seller

SWORN TO AND SUBSCRIBED
Before me this ____ day of ___________
 2010 by,

_____________________________
NOTARY PUBLIC

EXHIBIT F

ESCROW AGREEMENT

TO: Heyl, Royster, Voelker & Allen ("Escrow Agent")

DATED: October _____, 2010.

IN RE: Sale of real estate commonly known as 6000 N. Forest Park Drive, Peoria, Illinois by WebMediaBrands, Inc. f/k/a Jupitermedia Corporation ("Seller") to Samaritan Ministries International, an Illinois not for profit corporation ("Buyer").

Seller and Buyer make the following deposits with you and give you the following directions, as Escrow Agent:

1.	Deposits:

A.	Executed Purchase and Sale Agreement for Commercial Real Estate by Agreement For Warranty Deed ("Agreement").

B.	Executed Special Warranty Deed.

C.	Executed state (and local) Real Estate Transfer Declarations.

D.	Commitment for Title Insurance issued by Chicago Title Insurance Company, Policy No. _________, with an effective date of _________, 2010.

E.	Executed Quit Claim Deed.

F.	Executed Bill of Sale

2.	Directions:

A.	Pay to Seller any payments from Buyer received by you under the terms of the Agreement.

B.
Deliver to Buyer all deposited documents upon receiving a direction signed by Seller and Buyer authorizing the same, or a final non-appealable order of a court in an action to which Seller and Buyer are parties authorizing the same.

C.
Deliver to Seller all deposited documents upon receiving a direction signed by Seller and Buyer authorizing the same, or a final non-appealable order of a court in an action to which Seller and Buyer are parties authorizing the same.

3.	Concerning Escrow Agent:

With respect to the powers and obligations of Escrow Agent hereunder, it is understood and agreed by the parties hereto that: {a) no amendment or modification of this Escrow Agreement or waiver of any of its terms shall affect the rights or duties of Escrow Agent unless written notice thereof executed by Buyer and Seller shall have been given to Escrow Agent; (b) Escrow Agent shall be protected in acting upon any written notice, request, waiver, consent, receipt, withdrawal or any other paper or document signed by Buyer and Seller, in accordance with the terms of this Escrow Agreement which Escrow Agent in good faith believes to be genuine and what it purports to be; (c) Escrow Agent shall (1) use reasonable diligence in the performance of its obligations under this Escrow Agreement, (ii) have no responsibility except to perform the express duties imposed on Escrow Agent by this Escrow Agreement and no additional duties shall be inferred or implied, and (iii) not be liable for any error of judgment or for any act done or step taken or omitted by it in good faith, or for any mistake of fact or law, or for anything for which it may do or refrain from doing in connection herewith; and (d) if any dispute or difference arises between Seller and Buyer or if any demand shall be made upon Escrow Agent, other than as set forth in this Escrow Agreement, Escrow Agent shall not be required to determine the same or take any action thereon, rather, in the event of any such dispute or difference, Escrow Agent may (i) await settlement of the controversy by binding appropriate legal proceedings, or (ii) file a suit for an interpleader action in any court of appropriate jurisdiction in the State of Illinois for the purpose of having the respective rights of the parties adjudicated and then deposit with said court the Deposits held by it hereunder. Upon the institution of such interpleader suit or other action and the deposit of said Deposits with the court and the giving of notice thereof to the parties thereto by personal service or in accordance with the order of the court, Escrow Agent shall be fully released and discharged from all further obligations hereunder with respect to the Deposits so deposited. In addition, in the event Escrow Agent obeys or complies with any order, judgment or decree of any court, it shall not be liable to any of the parties hereto or any other person, firm or corporation by reason of such compliance, notwithstanding any such order, judgment or decree be entered without jurisdiction or be subsequently reversed, modified, annulled, satisfied or vacated. In case of any suit or proceeding regarding this Escrow Agreement, to which Escrow Agent is or may be at any time a party, Seller and Buyer jointly and severally agree to pay to Escrow Agent upon demand all such costs, fees and expenses so incurred.

4.	No Escrow Fee:

No escrow fee shall be payable to Escrow Agent.

5.	Notices:

Any notices given or copies sent pursuant to the terms of this Escrow Agreement shall be in writing and shall be deemed to have been duly given or made upon receipt, if by messenger delivery, or three days after mailing, if mailed by certified or registered mail, postage prepaid, return receipt requested, and addressed as set forth in the Agreement.

Each party may designate a change of address by notice to the other parties given at least five (5) days before such change of address is to become effective.

6.	Miscellaneous:

This Escrow Agreement may only be modified, altered or amended by an agreement in writing executed by the parties hereto. Any provisions of this Escrow Agreement which may prove unenforceable under any law shall not affect the validity of any other provision hereof. This Escrow Agreement shall be construed in accordance with the laws of the State of Illinois and shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. In any action seeking enforcement of this Escrow Agreement, the prevailing party in such action shall also be entitled to an award of its fees and costs, including, without limitation, reasonable attorneys' fees, in connection with such action; provided, however, in no event shall Escrow Agent be responsible to pay all or any portion of such award. This Escrow Agreement may be executed in any number of counterparts, each of which shall be deemed to be one and the same instrument.

WebMediaBrands, Inc f/k/a Jupitermedia Corporation SELLER By: Its CEO Samaritan Ministries International PURCHASER By Its President

ACCEPTED:

By:

Its:  _________________________

Date:  ______________________

EXHIBIT G

AMORTIZATION SCHEDULE